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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

Charter One Financial, Inc.


We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 33-61273 of Charter One Financial, Inc. on Form S-4 of our report dated January 25, 1995 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for debt and equity securities in 1994 and for income taxes in
1993), incorporated by reference in the Annual Report on Form 10-K of Charter One Financial, Inc. for the year ended December 31, 1994 and to the references to us under the headings "Experts" and "Independent Accountants" in the Joint Proxy Statement/Prospectus, which is part of such Registration Statement.


/s/Deloitte & Touche LLP
Cleveland, Ohio

September 18, 1995